Exhibit 10.1

May 23, 2018

Mr. John Beck

2360 Nabal Street

Escondido, CA 92025

Dear Mr. Beck:

This letter sets forth the terms of your employment with Ritter Pharmaceuticals, Inc. (the “Company”). You shall be employed with the Company as the Chief Financial Officer with all of the duties, authorities and responsibilities commensurate with such position and shall report to the Chief Executive Officer of the Company.

Start Date

Your employment with the Company will commence on May 24, 2018 (the “Effective Date”).

Compensation

Base Salary: You will receive an annual base salary of $320,000, paid semi-monthly in accordance with the Company’s payroll practice.

Bonus Compensation: You will have the opportunity to earn an annual bonus based upon a percentage of your base salary and the achievement of specific performance measures as determined by the Company. Your initial target bonus opportunity percentage equals forty percent (40%). The Company will review your base salary and bonus opportunities at least annually for adjustments.

Severance: You will be eligible for severance benefits under the Company’s policy for employees in positions comparable to yours or pursuant to the terms, if any, of a separate agreement with the Company.

Stock Option: Following the Effective Date, the Company will grant you an option, pursuant to the Company’s 2015 Equity Incentive Plan (as amended from time to time, the “Plan”), to purchase 100,000 shares of the Company’s common stock (the “Common Stock”) (the “Stock Option”) at a per-share exercise price equal to the closing price for a share of the Common Stock as quoted on The NASDAQ Capital Market as of the date of grant, or if there are no sales of Common Stock on the date of grant, the last preceding date for which such quotation exists as reported in The Wall Street Journal. The Option shall be subject to four (4) year vesting, with twenty-five percent (25%) of the shares subject to the Option vesting on the first anniversary of the Effective Date and the remaining shares vesting in thirty-six (36) equal monthly installments at the end of each succeeding month. You will only have the right to exercise the Option with respect to shares that have vested. The Option will be evidenced by the Company’s standard form of Stock Option Agreement.

Mr. John Beck
May 23, 2018
Page -2-

Benefits

You will be entitled to receive all employee benefits that the Company customarily makes available to employees in positions comparable to yours. The Company currently provides employees in positions comparable to yours with two (2) weeks vacation per year. Additionally, you will be eligible to receive additional equity award grants pursuant to the terms of the Company’s equity compensation plans. You will also be entitled to receive up to $2,000.00 a month as reimbursement for reasonable travel and housing expenses incurred by you in connection with your commuting to Los Angeles from Escondido. As business needs arise and require your presence in the Los Angeles office more regularly, the Company will reimburse you for such additional reasonable expenses as may be pre-approved by the Chief Executive Officer.

Governing Law

The validity, interpretation, construction and performance of the provisions of this letter shall be governed by the laws of the State of California without reference to principles of conflicts of laws that would direct the application of the law of any other jurisdiction.

Severability

The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of the other provisions of this offer letter, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed, and to the extent necessary will be deemed to be amended, so as to be enforceable to the maximum extent compatible with applicable law.

Employment Relationship; Modification of Terms of Offer

Please be advised that neither this letter nor any statement made by the Company or its parent, subsidiaries or affiliates is intended to be a contract of employment for a definite period of time. That means that the employment relationship established by this letter is “at will” and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice. The Company may from time to time and in its own discretion, change the terms and conditions of your employment with or without notice.

To indicate your acceptance, please sign and return the enclosed copy of this letter to me by May 23, 2018.

Sincerely,

Ritter Pharmaceuticals, Inc.

By:	/s/ Andrew J. Ritter
Andrew J. Ritter
President

ACCEPTED:

/s/ John Beck
John Beck

Date:	May 22, 2018